BlackRock Financial Institutions Series Trust
Series 1
File Number: 811-03189
CIK Number: 353281
BlackRock Summit Cash Reserves Fund
For the Period Ending: 5/31/2007

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch, Pierce, Fenner, & Smith Incorporated, for the year ended May 31, 2007.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

11/20/2006	$809	Victory Receivables Corp.	5.28%	12/19/2006
01/31/2007	500	Tulip Funding Corp.	4.94	03/01/2001
04/04/2007	1000	Tanga Finance Corp.	5.30	07/06/2007